GENERAL SERVICES AGREEMENT between
NeoMedia Technologies, Inc. and Jeff Huitt

THIS GENERAL SERVICES AGREEMENT (the "Agreement") is made as of August 27, 2012 (the "Effective Date"), between NeoMedia Technologies, Inc. ("NeoMedia"), having an office at 100 West Arapahoe Avenue, Suite 9, Boulder, CO, 80302 ("Company"), and Jeff Huitt, 3530 Miller Ct. Wheat Ridge, CO 80033, an ("Independent Contractor", "Contractor").

RECITALS

Company desires to retain Independent Contractor, and Independent Contractor desires to be engaged by Company, to perform certain strategic operational and financial services pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions and covenants hereinafter set forth, Company and Independent Contractor agree as follows:

1. Definitions. The following capitalized terms used in this Agreement shall have the following meanings:

"Company Documents and Materials" means documents or other media, whether in tangible or intangible form, that contain or embody Proprietary Information or any other information concerning the business, operations or plans of Company, whether such documents or media have been prepared by Independent Contractor or by others. Company Documents and Materials include, without limitation, blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer disks, tapes or printouts, sound recordings and other printed, electronic, typewritten or handwritten documents or information, sample products, prototypes and models.

"Proprietary Information" means confidential information not generally available to the public or otherwise in the public domain that was or will be developed, created, or discovered by or on behalf of Company, or which became or will become known by, or was or is conveyed to Company, which has commercial value in Company's business, including, without limitation, information about software programs and subroutines, source and object code, algorithms, trade secrets, designs, technology, know-how, processes, data, ideas, techniques, inventions (whether patentable or copyrightable or not), works of authorship, formulas, business and product development plans, customer lists, terms of compensation and performance levels of Company employees and independent contractors, Company customers and other information concerning Company's actual or anticipated business, research or development, or which is received in confidence by or for Company from any other person or entity.

"Services" means the consulting and sales services to be performed by Independent Contractor on behalf of Company as described in the Statement of Work.

"Statement of Work" means, as applicable, one more statements of the work to be performed hereunder by Independent Contractor and the compensation to be paid by company therefor as specified on Exhibit A attached hereto, as it may be amended, supplemented or replaced from time to time by mutual agreement of Company and Independent Contractor, with such evidence of such mutual agreement being the signature of both Company and Independent Contractor of a dated copy of each such statement. Each such statement shall be incorporated herein by this reference.

2. Services. Company hereby engages Independent Contractor, and Independent Contractor accepts such engagement, to perform the Services. Unless otherwise specified on the Statement of Work, Independent Contractor shall provide the Services at such specific times and at such particular locations as Independent Contractor and Company mutually determine from time to time. Independent Contractor may be referred to as a NeoMedia team member, and may be provided a NeoMedia business card for use with Company clients.

3. Term. The term of this Agreement shall be for so long as is specified in Exhibit A and/or Exhibit B. Either party has the right to terminate the Agreement at any time prior to its conclusion, without affording any reason, by giving an advance written notice of 30 business days. Notwithstanding the termination of this Agreement, any liability or obligation of either party which may have arisen prior to such termination shall continue in full force and effect, including but not limited to the rights and obligations of the parties hereto under Sections 6 through 12 of this Agreement.

4. Compensation. In consideration of Independent Contractor's performance of the Services, Company shall pay Independent Contractor in the amounts specified below:

(a) Consulting Fees. Independent Contractor will perform responsibilities outlined in attached Statement of Work (Exhibit A) at the rates outlined in Exhibit B during the term of this Agreement in support of the tasks and deliverables outlined in Exhibit A. Independent Contractor shall be paid only for days worked and will provide an itemized invoice on the 15th and end of each month. A "day worked" shall mean any day during which Independent Contractor spends any time devoted to any of the responsibilities set forth on Exhibit A (Statement of Work) or any other statement of work. Contractors are not eligible for Company paid vacation nor payment for statutory holidays.

5. Expenses. Unless otherwise provided in the Statement of Work, Company shall reimburse Independent Contractor for reasonable, documented and actual travel and entertainment expenses incurred by Independent Contractor in connection with the performance of the Services only if pre-authorized in writing by Company.

6. Confidentiality of Proprietary Information.

(a) *Nature of Information.* Independent Contractor understands that Company possesses and will possess Proprietary Information which is important to Company's business. Independent Contractor understands that Independent Contractor's engagement creates a relationship of confidence and trust between Company and Independent Contractor with respect to Proprietary Information.

(b) *Property of Company.* Independent Contractor acknowledges and agrees that all Company Documents and Materials, Proprietary Information and all patents, patent rights, copyrights, trade secret rights, trademark rights and other rights (including, without limitation, intellectual property rights) anywhere in the world in connection therewith is and shall be the sole property of Company. Independent Contractor hereby assigns to Company any and all rights, title and interest Independent Contractor may have or acquire in the Proprietary Information or any Company Documents and Materials. Nothing in this Agreement shall constitute a conveyance to Company of Independent Contractor's know-how, good will, contacts, or other information or property maintained by Independent Contractor prior to the execution of this Agreement by both parties.

(c) *Confidentiality.* At all times, both during the term of Independent Contractor's engagement by Company and after its termination, Independent Contractor shall keep in confidence and trust and shall not use or disclose any Proprietary Information without the prior written consent of the President or other duly designated officer of Company, except as may be necessary in the ordinary course of performing the Services; provided, however, that Independent Contractor shall have no such obligation with respect to Proprietary Information that (a) was already known to Independent Contractor at the time of its disclosure to Independent Contractor by or on behalf of Company, (b) at the time of disclosure to Independent Contractor was generally available to the public or otherwise in the public domain, (c) subsequent to such disclosure becomes generally available to the public without fault on Independent Contractor's part, or (d) otherwise becomes known to Independent Contractor on a non-confidential basis from another source not bound by a confidentiality agreement with Company.

(d) *Records.* Independent Contractor agrees to make and maintain adequate and current written records, in a form specified by Company, of all inventions, trade secrets and works of authorship assigned or to be assigned to Company pursuant to this Agreement.

(e) *Handling of Company Documents and Materials.* Independent Contractor agrees that during Independent Contractor's engagement by Company, Independent Contractor shall (i) not remove any Company Documents and Materials from the business premises of Company, (ii) deliver any Company Documents and Materials to any person or entity outside Company, except as Independent Contractor is required to do in connection with performing the Services, (iii) not access any files on Company computers or data bases unless there is prior approval by the Managing Director of the Company. Independent Contractor further agrees that, immediately upon the termination of Independent Contractor's engagement by Company for any reason, or during the term of Independent Contractor's engagement if so requested by Company, Independent Contractor shall return to Company all Company Documents and Materials, apparatus, equipment and other physical property, or any reproduction of such property, excepting only (i) Independent Contractor's personal copies of records relating to Independent Contractor's compensation; (ii) Independent Contractor's personal copies of any materials previously distributed generally to stockholders of Company; and (iii) Independent Contractor's copy of this Agreement.

(f) *Handling of Company Documents and Materials.* The parties acknowledge and affirm the Noncompetition, Nondisclosure and Nonsolicitation Agreement dated August 27, 2012 are made a part of and incorporated herein by reference.

7. Independent Contractor. Company and Independent Contractor mutually understand and agree that Independent Contractor shall be at all times acting and performing as an independent contractor. Nothing in this Agreement is intended to create an employer/employee relationship or a joint venture relationship between the parties. The parties agree that Independent Contractor is not eligible for any compensation, fringe benefits, pension, workers' compensation, sickness or health insurance benefits, or other similar benefits accorded employees of Company. The parties agree that Company will not withhold any sums for income tax, unemployment insurance, social security or any other withholding pursuant to any law or requirement of any governmental body on behalf of Independent Contractor. Independent Contractor acknowledges and agrees that the total commitment and liability of Company in regard to any arrangement with, or work performed by, Independent Contractor hereunder is to pay the fees and expenses pursuant to the provisions hereof, otherwise comply with this Agreement, and comply with all applicable state and federal laws. Nothing in this Agreement is intended to allow Company to exercise control or direction over the manner or method by which Independent Contractor performs the Services under the terms of Independent Contractor's engagement by Company.

8. Employment of Personnel. Independent Contractor may employ other persons to assist in the performance of the Services and shall be responsible for, and in full control of, the work of such personnel. Independent Contractor shall be solely responsible for the actions or omissions, for filing all necessary forms and returns, and for making all required payments to all relevant governmental authorities for itself and its agents and employees.

9. Maintenance of Records. During the term of this Agreement and, until the expiration of one (1) year after the furnishing of the Services pursuant to this Agreement, Independent Contractor and Company shall make available to the other, upon written request, any records maintained by Independent Contractor or Company regarding any of the Services performed hereunder by Independent Contractor.

10. No Authority to Bind. Independent Contractor shall have no power or authority to execute any agreements or contracts for or on behalf of Company or to bind Company in any other manner, except without prior approval from Company.

11. Use of Illicit Drugs. At this time, NeoMedia does not test Contractors for drug use. However, NeoMedia strictly prohibits the use of drugs or alcohol in the workplace and will take disciplinary action against any Contractor found using drugs or alcohol during working hours. Arriving at work under the influence of drugs or alcohol will result in immediate contract termination. In this case, notice period will be waived and Contractor will be terminated immediately, with no further obligation from the Company.

12. Injunctive Relief. Independent Contractor acknowledges that breach of Section 6 of this Agreement could cause Company irreparable injury for which no adequate remedy at law exists. Accordingly, Company shall have the right, in addition to any other rights it may have, and by executing this Agreement Independent Contractor hereby consents, to the entry in any court having jurisdiction of a temporary or permanent restraining order or injunction restraining or enjoining Independent Contractor from any violation of this Agreement. Independent Contractor further agrees to waive, and to use Independent Contractor's best efforts to cause Independent Contractor's directors, officers, employees and agents, if any, to waive, any requirement for the securing or posting of any bond in connection with such remedy.

13. No Assignment. This Agreement may not be assigned by either party without the written consent of the other party.

14. Severability. The parties agree that if one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

15. Binding Effect. This Agreement shall inure to the benefit of and is binding upon, the parties and their respective successors and permitted assigns.

16. Amendment. This Agreement may not be amended except by mutual written Agreement of the parties.

17. Notices. All notices, requests, demands and other communications shall be in writing and shall be deemed to have been duly given or made if delivered by hand, in which case notice will be deemed effective upon receipt, or, if by mail by certified or registered mail, with postage prepaid to the address of such party set forth in the introductory paragraph of this Agreement or to such address directed by a party in writing, in which case notice will be deemed effective upon mailing. The return receipt, the delivery receipt or the affidavit of messenger will be deemed conclusive but not exclusive evidence of delivery; delivery will also be presumed at such time as delivery is refused by the addressee upon presentation.

18. Entire Agreement. This Agreement shall constitute the entire agreement between the parties and supersedes any and all other written or oral agreements between Independent Contractor and Company with respect to the subject matter of this Agreement.

19. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Colorado without regard to the choice of law provisions thereof.

20. ARBITRATION OF DISPUTES

(a) Any disputes or difference arising out of or in relation to this Agreement, including, without limitation, the making, performance, interpretation of this Agreement or difference shall be settled by binding arbitration in accordance with the provisions of the employment rules of the American Arbitration Association ("AAA") before a single arbitrator. The arbitration shall be conducted in Boulder, Colorado. Judgment upon such award rendered by the arbitrator shall be final and may be entered in any court having jurisdiction thereof.

(b) Any award issued shall be made in accordance with the governing law and shall include the award to the prevailing party of its costs and expenses, including, but not limited to, attorneys' fees and costs and arbitration costs and arbitrator's fees and the costs of all dispute resolution proceedings (including, but not limited to, those incurred in or relating to any and all trial and appellate proceedings).

(c) An award shall be final and binding and may not be appealed or reviewed, except upon the ground of malfeasance or fraud by the arbitrator.

(d) This Clause shall survive the termination of this Agreement with full effect without and without any limitation to its scope.

21. Counterparts; Facsimile Signature. This Agreement may be executed in one or more counterparts and by facsimile, each of which shall constitute an original, and all of which together shall constitute one and the same instrument.

The parties have executed this Agreement as of the day and year above.

Agreement and Date

INDEPENDENT CONTRACTOR	COMPANY
[signature] 8/23/12	[signature] 8/27/12
Jeff Huitt date	**Laura Marriott** date
	NeoMedia Technologies, Inc.